EXHIBIT 10.5.1

THREE SISTERS RANCH

ENTERPRISES LLC

First AMENDMENT

Original Premises: 969 Industrial Road, Suite C, San Carlos, California

New Premises: 981 Industrial Road, Suites D and F, San Carlos, California

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of December 10, 2001 (“Effective Date”), by and between THREE SISTERS RANCH ENTERPRISES, LLC, a California limited liability company (“Landlord”), and NEUROGESX, INC., a California corporation (“Tenant”) (Landlord and Tenant hereinafter may be referred to as the “Parties”), with respect to the following:

RECITALS

A. On or about August 11, 2000 Landlord and Tenant entered into a Lease Agreement (“Lease”), attached hereto as Exhibit A (the Lease and this Amendment may hereinafter be sometimes referred to in the aggregate as the “Lease”), respecting the premises at 969 Industrial Road, Suite C, San Carlos, California (the “Original Premises”).

B. Subsequent to the date on which Tenant and Landlord entered into the Lease, Tenant changed its name from Advanced Analgesics, Inc. to NeurogesX, Inc.

C. Tenant desires to move its operations from the Original Premises to a new location within the same Project at 981 Industrial Road, Suites D and F, San Carlos, California (the “Premises”).

D. The Parties hereby agree to amend the Lease to reflect the location change of Tenant.

E. The Parties hereby adopt the provisions of the Lease subject to this Amendment, which provides for certain modifications of the Lease in accordance with and subject to all the terms and conditions set forth herein.

AGREEMENT

THEREFORE, IT IS HEREBY MUTUALLY AGREED by and between the Parties hereto as follows:

1. BUILDING DESCRIPTION. That approximately 23,200± square foot building known as 981 Industrial Road in San Carlos, California. The building is outlined in blue on Exhibit B.

2. PREMISES. That approximately 16,195± square feet of rentable area known as 981 Industrial Road, Suites D and F, San Carlos, California. The demised Premises are outlined in pink on Exhibit B and the Site Plan is attached hereto as Exhibit C.

3. PARKING DENSITY. Three (3) unreserved parking spaces per 1,000± sq.ft. of Rentable Area, up to a total of forty-nine (49) spaces.

4. ESTIMATED COMMENCEMENT DATE FOR NEW SPACE. The new space commencement date shall be upon substantial completion of Tenant Improvements, as provided in Section 12 hereto, to the Premises sufficient for occupancy, partial or complete, but in no event later than March 1, 2002 (“New Space Commencement Date”).

5. LENGTH OF NEW SPACE TERM. The term of the Lease shall be thirty-six (36) months from the New Space Commencement Date (“Term”).

6. TERMINATION OF EXISTING SPACE. Tenant shall, on or prior to the New Space Commencement Date, but in no event later than March 1, 2002, vacate and cease to occupy, in whole or in part, and shall remove all of its personal property from, the Original Premises. In the event Tenant fails to wholly vacate the Original Premises as provided above, Tenant’s obligations as to the Original Premises under the original Lease shall continue in full force and effect, including, but not limited to, all obligations of Tenant for payment of Rent for the Original Premises. Landlord may, at Landlord’s option, consider Tenant’s failure to vacate the Original Premises as provided herein, as a default under the terms of the original Lease. Upon the later of (i) the New Space Commencement Date or (ii) Tenant’s vacating of the Original Premises as provided herein or (iii) final inspection of the Original Premises by Landlord to its satisfaction, and Tenant’s delivery to Landlord of all Rent and any and all other funds and obligations due upon commencement of the New Space, Tenant’s obligations under Section 12 of the Original Lease, only with respect to the Original Premises, shall terminate.

7. BASE RENT. Base Rent provided below shall apply and be calculated based on the Term commencing on the New Space Commencement Date pursuant to Paragraph 4 and 5 above, as follows:

Months	1-12:	$1.50/sq.ft/mo. NNN	=	$24,292.50/mo.
Months	13-24:	$1.55/sq.ft./mo. NNN	=	$25,102.25/mo.
Months	25-36:	$1.60/sq.ft./mo. NNN	=	$25,912.00/mo.

8. ESTIMATED FIRST YEAR BASIC OPERATING COST. The estimated first year basic operating cost for the first twelve(12) months of the new space lease is as follows:

$0.26/sq.ft./mo.	=	$4,210.70/mo.	=	$50,528.40/yr.

The operating cost for the balance of the Term shall be estimated and adjusted in accordance with the terms of the Lease.

9. TENANT’S PROPORTIONATE SHARE.

Of Building:	69.8%	/	Of Project:	13.1%

10. LAST MONTH’S RENT. Tenant shall deliver to Landlord upon execution of this Amendment, two thousand four hundred seventy-seven dollars and 56/100 ($2,477.56) as Last Month’s Rent so that the total amount of Last Month’s Rent on hand is twenty-five thousand nine hundred twelve dollars and 00/100 ($25,912.00).

11. SECURITY DEPOSIT. Tenant shall deliver to Landlord upon execution of this Amendment two thousand four hundred twelve dollars and 00/100 ($2,412.00) Cash Security Deposit so that the total amount of Cash Security Deposit on hand is twenty-five thousand nine hundred twelve dollars and 00/100 ($25,912.00).

Notwithstanding the expiration of the Term, or any other provision of the Lease, in the event that Tenant has and continues to fulfill all of its duties and obligations under this Lease, and that no amounts under the Letter of Credit have been drawn down and the Letter of Credit is and continues to be in effect, only then may the Letter of Credit applicable to year 1, 2 and 3 of the Term be reduced so as to be in the total amount of $97,170.00, $50,204.50, and $-0-, respectively. Provided, however, that in the event there is an event of monetary or material non-monetary default by Tenant beyond applicable notice and cure periods at any time during the Term, irrespective if any sums are actually drawn down under the Letter of Credit, Tenant shall immediately increase the sum of the Letter of Credit to an amount equal to no less than six (6) months Rent at the monthly rate of Rent then applicable. Provided further, that in the event there is an event of default under the Lease, Tenant shall not be entitled to the reductions in amount under the Letter of Credit during the period remaining under the Lease.

Tenant shall deliver to Landlord upon execution of this Amendment a current effective Letter of Credit in the specified amount and with respect to the new space. Should such Letter of Credit be cancelled, terminated or not otherwise renewed and timely delivered to Landlord or not issued for the benefit of Landlord or should an original of such Letter of Credit not, at all times, be kept on file with Landlord’s property manager, any such event shall constitute a default under the Lease.

12. CONDITION OF PREMISES/TENANT IMPROVEMENTS.

(a) Notwithstanding any provision of the Lease, except as provided below in this Section 12, there shall be no tenant improvements provided by Landlord, and Tenant accepts the Premises “As-Is” without any representation or warranty on the part of Landlord, except Landlord shall insure that the Premises and the building systems are in good working condition, including, but not limited to, HVAC, electrical and plumbing, and all existing light fixtures shall be in good working order. The Tenant shall have the right to inspect the Premises to confirm that they are in good working condition prior to execution of this Amendment to Lease.

(b) Landlord shall reimburse to Tenant costs actually incurred and paid by Tenant at the rate of Five Dollars and 00/100 ($5.00) per rentable square foot provided that the total of such reimbursement shall not exceed eighty thousand nine hundred seventy-five dollars and 00/100 ($80,975.00), for improvements to the new space Premises, including upgrading the existing restrooms, pursuant to improvements previously approved by Landlord as to be set out in working drawings to be submitted to Landlord pursuant to Section (d) below (“Tenant Improvements”).

(c) Any tenant improvements undertaken by the Tenant shall, at a minimum, meet or exceed the then existing minimum building standards in effect at the San Carlos Business Park and shall be accomplished in accordance with this Section, subject to the following modifications:

(i) Tenant shall not commence construction of any Tenant Improvements until:

(1) all required governmental approvals and permits required for the commencement of construction have been obtained,

(2) all requirements regarding insurance imposed by this Amendment and the Lease have been satisfied, and

(3) Tenant has given Landlord at least ten (10) days’ prior written notice of Tenant’s intention to commence construction, and has complied with Section (d) below.

(ii) In the event that Tenant shall make any alterations, additions, or improvements to the Premises pursuant to the terms and provisions of this Section 12, Tenant agrees to carry fire and extended coverage insurance upon such alterations, additions, or improvements. In addition, Tenant shall carry or cause to be carried all legally required liability coverage, including workers’ compensation insurance. It is expressly understood and agreed that Landlord shall not be required to insure any of such alterations, additions, or improvements under such insurance as Landlord may carry upon the Premises, and that Landlord shall not be required under the provisions relating to reconstruction of the Premises, or under any other circumstances whatsoever, to repair, reconstruct, or reinstall any such alterations, improvements, or additions.

(d) Landlord hereby approves Tenant’s use of CAS Architects as its architect and Rudolf and Sletten as its general contractor. Tenant shall deliver, prior to commencement of any Tenant Improvements, a set of working drawings acceptable to Landlord. Landlord shall approve or disapprove of said improvements. Tenant anticipates that it shall complete the Tenant Improvements in three phases. Tenant shall deliver to Landlord a set of acceptable working drawings and shall complete the improvements for each phase as Follows: Phase One in first quarter 2002, Phase Two in second quarter 2002, and Phase Three in second and third quarter 2002. Tenant shall not be required to remove any approved Tenant Improvements upon termination of the Lease provided that

Tenant is not then in default under the Lease. Prior to vacating the Premises, any additional improvements constructed during the Term after the completion of the initial Tenant Improvements not approved by Landlord or specialized improvements not approved by Landlord may be required to be removed, at the option of the Landlord, and the Premises restored, at the sole cost and expense of Tenant, subject to ordinary wear and tear and Landlord’s review and approval.

13. RENEWAL OPTION CONDITIONS. Section 40 of the Lease is amended and restated in its entirety as follows:

(a) Tenant shall have the option (“Extension Option”) to extend the Term for one additional period of two (2) years (“Option Period”) by giving Landlord prior written notice of Tenant’s election to exercise this option not more than eighteen (18) months and no less than nine (9) months before the expiration of the Term as the same may have been extended. The Extension Option shall be on all the same terms of this Amendment and the Lease provided that the Monthly Rent for such Option Period shall be determined in accordance with this Section.

(b) The Extension Option is personal to the Tenant herein and any transfer of such Tenant’s interest in the Lease (other than a permitted transfer), whether or not consented to by Landlord, shall cause such Extension Option to terminate and be of no further force or effect

(c) For purposes of this section, Monthly Rent shall be determined as follows:

(i) Parties shall have thirty (30) days from the receipt by Landlord of Tenant’s notice electing to exercise the Extension Option, to agree on the Monthly Rent for the Option Period. If the Parties agree on the Monthly Rent for the Option Period, by such date, they shall immediately execute an amendment to the Lease stating the Monthly Rent for the Option Period and memorializing the extension of the Term in accordance with the section hereof.

(ii) If the Parties are unable to agree upon the Monthly Rent for the Option Period in accordance with Subsection 13(c)(i) above, then within fourteen (14) days after the Parties fail to agree on the Monthly Rent for the Option Period, each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years full time MAI appraisal experience in San Mateo County, to determine the Monthly Rent for the Option Period, and shall deliver to said appraiser, as well as the other party, such party’s proposal for the Monthly Rent for the Option Period. If a party does not appoint an appraiser within said fourteen (14) day period and the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall determine the Monthly Rent for the Option Period. If an appraiser is appointed by each of the Parties as provided in this section, they shall meet promptly and attempt to set the Monthly Rent for the Option Period, by agreeing on which party’s proposal most closely reflects the Fair Market Rental Value of the Premises for the Option Period. If they are unable to agree within thirty (30) days after the second appraiser has been appointed, the two appraisers shall within ten (10) days following the end of such thirty (30) day period choose a third appraiser or if the two appraisers cannot agree upon a third appraiser within such ten (10) day period, either of the Parties to this Lease, by giving ten (10) days’ written notice to the other party, can apply to the then Presiding Judge of the San Mateo County Superior Court for the appointment of a third appraiser who meets the qualifications stated in this section. Each of the Parties shall bear one-half of the cost of appointing the third appraiser together with one-half of such appraiser’s fee. The third appraiser, however, shall be a person who has not previously acted in any capacity for either party during the prior three years. Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall determine which party’s proposal more closely reflects the Fair Market Rental Value of the Premises for the Option Period. As used herein, “ Fair Market Rental Value” shall mean, the then prevailing annual rental rate per square foot of rentable area for office space in comparable buildings in San Mateo County which has been built out for occupancy, comparable in area and location to the space for which such rental rate is being determined (to the extent that quoted rental rates vary with regard to location), being leased for a duration comparable to the term for which such space is being leased and taking into consideration rental concessions and abatements, tenant improvement allowances, if any, being offered by Landlord, operating expenses and taxes, other adjustments to basic rent and other comparable factors.

(iii) After the appraisers determine Which party’s proposal more closely reflects the Fair Market Rental Value of the Premises for the Option Period, the appraisers shall immediately notify the Parties of their findings and the Parties shall immediately execute an amendment to this Lease stating the Monthly Rant for the Option Period and memorializing the extension of the Term in accordance with Section 40 of the Lease.

(d) Tenant shall not have the right to exercise the Extension Option or any option to renew the Lease that Landlord hereafter provides Tenant if (i) Tenant is in default of any terms of the Lease at the time that Tenant’s right to exercise the option is in effect, (ii) Tenant has been in default of any terms of the Lease three (3) or more times during the Term of the Lease, or (iii) Tenant has assigned the Lease or sublet the Premises or any portion thereof with or without the consent of Landlord.

14. MISCELLANEOUS.

All capitalized terms used, but not expressly defined, in this Amendment shall have the meanings assigned to them in the body of this Lease.

The provisions of this Amendment shall control if in conflict with any of the provisions of the body of the Lease or any exhibits or other attachments to the Lease.

Except as expressly provided in this Amendment, the Parties hereby reaffirm the Lease, and each provision thereof, in its entirety, and Tenant affirms that neither Landlord nor, to the best of Tenant’s knowledge, Tenant is in breach or default of any of their respective obligations under the Lease.

This Amendment may be executed in counterparts.

The Parties have executed this Amendment as of the date first set forth above.

LANDLORD:		TENANT:

THREE SISTERS RANCH		NEUROGESX, INC
ENTERPRISES, LLC, a California		f/k/a Advanced Analgesics, Inc.
Limited Liability Company		a California Corporation

By:	/s/ Martine E. Ruberry	By:	/s/ Howard Palefsky
	Martin E. Ruberry		Howard Palefsky
Its:	President/CEO	Title:	President/CEO

			By:	/s/ Darrell W. Baggs
			Name:	Darrell W. Baggs
			Title:	CFO/Secretary

EXHIBIT A

[LEASE AGREEMENT]